EQUITY EXCHANGE AGREEMENT

This Equity Exchange Agreement (the "Agreement"), dated as of September 9, 2022, (this "Agreement"), is entered into by and among Starfighters Space, Inc., a Delaware corporation (the "Company"), and the Founder of the Company whose name is set forth on the signature page hereto (the "Founder").

RECITALS

A. The Founder holds the outstanding equity interests in Starfighters International, Inc., a Florida company set forth opposite the Founder's name on Exhibit B hereto in the column "Interest in Starfighters International, Inc. Being Exchanged" (the "Prior Interests").

B. The Company and the Founder have agreed to exchange the Prior Interests (the "Exchange") for the number of shares of Common Stock of the Company set forth opposite the Founder's name on Exhibit B hereto in the column "Shares of Starfighters Space, Inc. Being Received" (the "Exchange Shares").

C. The Company and the Founder desire to enter into this Agreement to effect the Exchange on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Founder hereby agree as follows:

ARTICLE I

EXCHANGE OF EQUITY

1.01 Exchange of Equity.  The Founder hereby agrees to exchange the Founder's Prior Interests for the Exchange Shares, without payment of additional consideration.  In connection with the Exchange, the Founder agrees to execute and deliver to the Company an Assignment of Interest in the form attached hereto as Exhibit A, transferring and assigning to the Company the Founder's Prior Interests to be exchanged for the Exchange Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Founder as follows:

2.01 Organization and Corporate Power.  The Company is duly incorporated and in good standing under the laws of the state of Delaware and has all requisite corporate power and corporate authority for the ownership and operations of its properties and for the carrying on of its business as now conducted.  The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform all its obligations hereunder and thereunder, to issue and deliver the Exchange Shares.

2.02 Authorization of Agreements and Validity.

(a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, the issuance and delivery of the Exchange Shares have been duly authorized by all requisite corporate action and will not (x) violate (i) any provision of any applicable law, or any order of any court or other agency of government applicable to the Company, (ii) the certificate of incorporation or bylaws of the Company, each as amended, or (iii) any provision of any material agreement or other instrument to which the Company is bound, or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material agreement or other instrument.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

(c) The Exchange Shares have been duly authorized, and when issued, sold, and delivered in accordance with this Agreement for the consideration expressed herein, will be validly issued, fully paid, and nonassessable and will be free and clear of all liens, charges, and encumbrances of any nature whatsoever except for restrictions on transfer under applicable federal and state securities laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE FOUNDER

The Founder represents and warrants to the Company that:

3.01 Authorization.  The Founder has full power and authority to enter into this Agreement and that this Agreement constitutes a valid and legally binding obligation of the Founder, enforceable in accordance with its term, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.02 Title to Interests Being Exchanged.  The Founder owns the Prior Interests being exchanged by the Founder free and clear of all liens and encumbrances, except such liens and encumbrances imposed by applicable securities laws, and that neither the Prior Interests being exchanged by the Founder nor any interest therein had been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged for any bank or brokerage loan or otherwise disposed of in any manner by the Founder or on the Founder's behalf.  The Founder further acknowledges that neither the Founder nor anyone on the Founder's behalf has signed any power of attorney, or other assignment or authorization respecting the same which is now outstanding and in force, and no person, firm or corporation has any right, title, claim, equity or interest in, to or respecting any of the Prior Interests being exchanged by the Founder.

3.03 No Conflict.  The execution and delivery of this Agreement by the Founder and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the breach of, or constitute a default under, or require the consent of a third party under, or result in any lien, claim or encumbrance on any of the Founder's assets or the Prior Interests being exchanged under any mortgage, lease, note, bond, indenture, agreement, license or other instrument or obligation to which the Founder or any of the Founder's assets are bound or affected.

3.04 Purchase Entirely for Own Account.  The Founder is acquiring the Exchange Shares for investment for the Founder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Founder has no present intention of selling, granting any participation in, or otherwise distributing the same within the meaning of the Securities Act of 1933, as amended (the "Securities Act").  The Founder further represents that the Founder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Exchange Shares.

3.05 Reliance Upon the Founder's Representations.  The Founder understands that the Exchange Shares are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that the Company's reliance on such exemption is based on the Founder's representations set forth herein.  The Founder realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Founder has in mind merely acquiring the Exchange Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise.  The Founder has no such intention.

3.06 Receipt of Information.  The Founder, through its representatives, has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Exchange Shares and the business, properties and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

3.07 Investment Experience.  The Founder has either (i) a preexisting personal or business relationships, with the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect his own interests in connection with the acquisition of the Exchange Shares by virtue of the business or financial expertise of the Founder or of professional advisors to the Founder who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

3.08 Restricted Securities.  The Founder understands that the Exchange Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or an available exemption from registration under the Securities Act, the Exchange Shares must be held indefinitely.  In particular, the Founder is aware that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of the applicable portion of that Rule are met.

3.09 Legends.  To the extent applicable, each certificate or other document evidencing any of the Exchange Shares shall be endorsed with the legend set forth below, and the Founder covenants that, except to the extent such restrictions are waived by the Company, the Founder shall not transfer the Exchange Shares represented by any such certificate without complying with the restrictions on transfer described in the following legend endorsed on such certificate:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED."

ARTICLE IV

MISCELLANEOUS

4.01 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware for all purposes and in all respects, without regard to the conflict of law provisions of such state.

4.02 Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

4.03 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Facsimile copies of signed signature pages will be deemed binding originals.

4.04 Electronic Execution and Delivery.  This Agreement, to the extent executed and delivered by means of a facsimile machine or electronic mail (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature of agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

4.05 Amendments and Waivers.  This Agreement may be amended or modified, and provisions hereof may be waived, with the written consent of the Company and the Founder.

4.06 Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

[Remainder of page intenionally blank - Signature page follows]

The parties have caused this Exchange Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

STARFIGHTERS SPACE, INC.

By:	/s/ Rick Svetkoff

Name:	Rick Svetkoff

Title:	CEO

FOUNDER:

/s/ Rick Svetkoff
Rick Svetkoff, CEO

[Signature Page to Equity Exchange Agreement]

EXHIBIT A

ASSIGNMENT OF INTEREST

The undersigned ("Transferor"), hereby sells, transfers and assigns the Prior Interests (as such term is defined in the Exchange Agreement between Transferor and Starfighters Space, Inc., a Delaware limited liability company (the "Company"), to the Company, along with all of Transferor's right, title and interest in the Prior Interests, free and clear of all liens and encumbrances.

Dated and made effective as of September 9, 2022.

FOUNDER:

/s/ Rick Svetkoff
Rick Svetkoff

EXHIBIT B

SCHEDULE OF INTERESTS

Founder	Interest in Starfighters International, Inc. Being Exchanged	Shares of Starfighters Space, Inc. Being Received

Rick Svetkoff	100%	15,000,000

TOTAL	100.00%	15,000,000